EXHIBIT 99

PRESS RELEASE

Contact:	Michael G. Carlton, President
Bruce W. Elder, Vice President
Crescent Financial Corporation
(919) 460-7770

Crescent Financial Corporation

Announces 69% Growth in First Quarter Earnings

CARY, N.C.—Crescent Financial Corporation, parent company of Crescent State Bank, reported net income for the three-month period ended March 31, 2003 of $363,000 ($.16 per share—diluted) or an increase of 69% compared with net income of $215,000 ($.15 per shared—diluted) for the comparative period ended March 31, 2002. The increase in earnings per share was not proportionate to the increase in net income due to the addition of 690,000 shares from a successful stock offering in August 2002. The recognition in 2002 of a deferred tax asset, generated during years prior to profitability, resulted in a tax benefit in the first quarter of 2002 of $29,000 compared to tax expense of $202,000 for the current quarter. Pre-tax income for the period ended March 31, 2003 was $565,000, or $.25 per diluted share compared to $186,000 or .13 per diluted share for the prior period.

Crescent Financial Corporation reported total assets of $207 million as of March 31, 2003 compared with $128 million on March 31, 2002. Total net loans grew by $39 million or 42% to $131 million at March 31, 2003 compared with $92 million at March 31, 2002. Total deposits increased by $66 million to $178 million at March 31, 2003 from $112 million a year ago.

Commenting on the performance, Mike Carlton, President and Chief Executive Officer stated, “We are pleased to report another solid quarter, which represents the continued trend of rising net interest income, excellent credit quality and controlled expenses. We look forward to continuing our success throughout the year as we open our new Holly Springs branch next month, and anticipate completing the recently announced transaction with Centennial Bank in the third quarter of 2003. We believe that these strategic initiatives will further enhance shareholder value.”

Crescent State Bank is a non-member state chartered bank operating four banking offices in Cary (2), Apex, and Clayton, North Carolina. A fifth full-service banking office is expected to be opened in Holly Springs, North Carolina in May 2003. Crescent Financial Corporation stock can be found on the NASDAQ Small Cap Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank’s website at www.crescentstatebank.com.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Securities Exchange Commission, including but not limited its Annual Report on Form 10-KSB and its other periodic reports.

Crescent Financial Corporation and Subsidiary

Consolidated Comparative Income Statements (Unaudited)

(000s omitted except for per share data)

	Three Months Ended	Three Months Ended
	March 31, 2003	March 31, 2002
Interest Income	2,336	1,848
Interest Expense	790	674
Net interest income	1,546	1,174
Provision for loan losses	108	213
Net interest income after provision for loan losses	1,438	961
Non-interest income	304	160
Non-interest expense	1,177	935
Income before taxes	565	186
Income tax expense (benefit)	202	(29)
Net income	363	215
Basic Net Income per Share Outstanding (a)	.17	.15
Diluted Net Income per Share Outstanding (a)	.16	.15
Weighted Average Number of Shares Outstanding Basic (a)	2,143,249	1,450,718
Weighted Average Number of Shares Outstanding Diluted (a)	2,217,199	1,450,718

(a) 2002 per share data has been adjusted to reflect the 9-for-8 stock split, effected as a stock dividend, paid during the second quarter of 2002.

Crescent Financial Corporation and Subsidiary

Consolidated Balance Sheets (Unaudited)

(000s omitted)

	March 31, 2003	March 31, 2002	$ Change	% Change
Assets
Cash and non-interest bearing deposits	6,865	4,469	2,396	54
Interest-earning deposits with banks	1,606	768	838	109
Federal funds sold	37,411	6,074	31,337	516
Securities available for sale	26,495	21,932	4,563	21
Loans Receivable, net of allowance	130,770	92,230	38,540	42
Accrued interest and dividends receivable	660	548	112	20
Federal Home Loan Bank stock	500	250	250	100
Premises and equipment, net	1,724	780	944	121
Other assets	1,028	839	149	18
Total Assets	207,059	127,890	79,169	62
Liabilities and Stockholders’ Equity
Liabilities
Total Deposits	178,492	111,913	66,579	59
Borrowed funds	10,000	5,000	5,000	100
Accrued interest payable	211	188	23	12
Accrued expenses and other liabilities	435	240	195	81
Total Liabilities	189,138	117,341	71,797	61
Stockholders’ Equity	17,921	10,549	7,372	70
Total Stockholders’ Equity
Total Liabilities and Stockholders’ Equity	207,059	127,890	79,169	62

Crescent Financial Corporation

Selected Financial Ratios

(000s omitted except per share data)

(unaudited)

	As of or for the three months ended March 31,
	2003	2002
Per share data: (a)
Basic earnings per share	$0.17	$0.15
Diluted earnings per share	0.16	0.15
Book value per share	8.36	7.27
Performance ratios:
Return on average assets	0.86%	0.75%
Return on average equity	8.17%	8.19%
Net interest margin	3.84%	4.24%
Asset quality:
Nonperforming loans	186	0
Nonperforming loans to total loans	0.14%	0.00%
Allowance for loan losses	1.38%	1.42%
Capital ratios:
Equity to total assets	8.65%	8.25%

(a) 2002 per share data has been adjusted to reflect the 9-for-8 stock split effected as a stock dividend paid during the second quarter of 2002.

***END OF RELEASE***